Exhibit 10.1

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

GROM SOCIAL ENTERPRISES, INC.

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT (this “Agreement”) is entered into as of the date indicated on the signature page hereto (the “Effective Date”) by and between Grom Social Enterprises, Inc., a Florida corporation, and Grom Social, Inc. (collectively, the “Company”) and Melvin Leiner, an individual (“Executive” and together with the Company, the “Parties” and each, a “Party”).

WHEREAS, Executive is currently employed by the Company as its Executive Vice President and Chief Operating Officer pursuant to the terms of that certain Employment Agreement by and between the Company and Executive, dated June 1, 2016 (the Employment Agreement”); and

WHEREAS, Executive serves as the Vice-Chairman of the Company’s Board of Directors (the “Board”); and

WHEREAS, Executive and the Company have come to a mutual agreement regarding the Executive’s and the Company’s desire for Executive to leave his positions as Executive Vice President and Chief Operating Officer, as well as his resignation as Vice-Chairman of the Board (the “Separation”).

NOW THEREFORE, the Parties, who have had the opportunity to receive independent legal advice in this matter, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Executive's Separation.

(a)         Executive’s employment with the Company and any subsidiaries and affiliated entities will be irrevocably terminated on April 22, 2022 (the “Separation Date”). As of the Separation Date, Executive shall no longer be an officer, employee or director of the Company, or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company, and Executive agrees he shall execute any and all documents necessary or advisable, as requested by the Company, to effect Executive’s Separation as an officer, employee of the Company, or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company. The Company agrees that Executive shall have the opportunity to consult with his own counsel prior to executing any documents referenced in this paragraph.

(b)        Executive shall take any and all actions as reasonably requested by the Company in order to immediately and efficiently effect the Separation contemplated hereby, including, but not limited to, returning to the Company any and all files, records, credit cards, keys, equipment, and any and all other Company property or documents maintained by Executive, by no later than the Separation Date (subject to Section 4 hereof). This includes, but is not limited to,

(i) the transfer of any domain names, passwords and data required for Company to have a working and secure IT system, (ii) the return of any and all Company documents and files that are in Executive’s personal possession, and (iii) providing the Company with the code to the Company’s safe. Executive shall, on and after the Effective Date, continue to cooperate with the Company in providing any additional documents and information that the Company reasonably requests in connection with the Company’s ongoing business activities.

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2.                  Consideration. In consideration of Executive's execution of this Agreement, the Company agrees to the following:

(i)	Executive will be paid his current salary at the annual rate of $315,000.00 per year or $26,250.00 per month until January 13, 2023 (i.e., a total of $236,250.00) in accordance with the Company’s current payroll practices and standards, including the selected deductions and withholdings, including all W-2 tax withholdings. The Company shall also pay the Executive a retroactive salary adjustment for three months of $3,750.00 to give effect to his base salary increase of 5% effective on January 1, 2022 pursuant to Section 3.2 of the Employment Agreement in accordance with the Company’s current payroll practices and standards as set forth above. In the event that the Company fails to make a payment when due, the Executive shall have the right, upon 5 business days written notice to the Company, to accelerate the remainder of the amount due to Executive under this Section 2(i) as of the date of such missed payment; provided, however, that such acceleration right shall not apply in the event a payment is not made timely due to an act of god or cyber-terrorism event.

(ii)	Executive will maintain any vision and dental benefits directly sponsored and paid for by the Company through January 13, 2023 to mitigate any gap in Executive’s health plan coverage to ensure that the Executive has no lapse in coverage.

(iii)	Executive shall retain all stock and options currently held as of the Separation Date that previously vested; provided, however, that all such stock and options shall remain subject to any lock-up agreements for such applicable time period specified thereby. The Company further agrees to cause its counsel to issue an opinion letter to remove hard stop transfer restrictions and any other restrictions for all stock and options set forth above and that such opinion letter shall be held escrow and delivered to the Executive after the applicable time period has been satisfied.

(iv)	The Company and Executive will cooperate in the preparation of any public disclosure by the Company related to the existence or the terms and conditions of the Employment Agreement, or the termination of the Employment Agreement in connection with the Separation, the content of which shall be subject to the review and comment of Executive, which shall not be unreasonably withheld, conditioned or delayed. In no event shall Executive’s rights under this subsection prevent the Company from fulfilling its obligations under applicable securities laws and regulations. [***]

(v)	The Company will allow Executive to maintain possession of his laptop as property.

(vi)	The Company agrees to maintain director and officer liability insurance tail coverage for the Executive at its sole cost and expense until at least January 22, 2023.

(vii)	The Company agrees to pay for any and all charges it placed on the Executive’s American Express Platinum Card ending in 4007 and that it will transfer all recurring charges on behalf of the Company to a different credit card. Once the Company confirms that the recurring charges have been transferred and the balance has been paid in full online, the Executive will remove the name Grom Social, Inc. for the American Express Account and remove Darren M. Marks as an additional cardholder on the American Express Account.

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It is expressly acknowledged and agreed that the consideration provided in this Section 2 shall constitute the full consideration to be paid in connection with this Agreement, the Employment Agreement or any other agreement, document, written or verbal understanding or otherwise between the Company and Executive. It is further understood that the amounts being paid are solely for Executive’s performance of his roles as the Company’s Executive Vice President and Chief Operating Officer, as well as the Vice-Chairman of the Board. No additional consideration (including, but not limited to, cash, common or preferred stock or and equity-linked securities for consideration) whatsoever shall be owing by the Company or any subsidiaries or affiliated entities of the Company to Executive by virtue of severance, salary, credit earned for vacation, or any other reason. This Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company and any subsidiaries or affiliated entities of the Company to Executive. The Company shall promptly provide Executive, via U.S. mail to 1375 Glenwick Drive, Windermere, FL 34786, with all payroll and tax documents related to the consideration set forth in this Section, including, but not limited to, W-2s, 1099’s and payroll slips for the applicable time periods.

3.                   Representations. Executive and the Company make the following representations, each of which is an important consideration to the other party's willingness to enter into this Agreement:

(i)            Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

(ii)           Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

(iii)          Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

(iv)          The Company has sufficient reserves for the payment of its obligations under this Agreement, and the Company shall make such payments as agreed herein.

(v)           Executive has not taken any action or actions prior to the Effective Date that would result in the Company being subject to aggregate monetary liability in excess of $10,000, of which the Company is not aware.

4.                   Covenants of Confidentiality and Nondisclosure.

(a)         Executive acknowledges that, as a result of Executive’s past association with the Company, Executive has access to and holds confidential or proprietary information of special and material value to the Company. Executive covenants and agrees that he shall not, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, employees, and professional advisors of the Company, or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. “Confidential Information” means any confidential information with respect to the Company, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

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(b)         The negotiations in connection with this Agreement were and are intended by Executive and the Company to be confidential. Neither the Company nor Executive shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

(c)         Executive agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that Executive was required to deliver prior to, or in connection with, the closing of the Transaction in his capacity as an officer or director of the Company or any of its subsidiaries as of such date. However, the Company agrees that Executive shall have the opportunity to consult with counsel prior to signing any instrument or document or other deliverable contemplated in this paragraph.

5.                  Release of Claims.

               (a) Release by the Executive. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations, unless otherwise provided for herein, owed to Executive by the Company and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(i)           any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, except the obligations provided for in this Agreement;

(ii)          any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, except Executive shall not waive any and all claims relating to Executive’s possession, ownership, control, or purchase of shares of stock or warrants of the Company that Executive has as of the Effective Date, or that arise after the Effective Date of this Agreement as Executive will continue to possess, control, and have ownership in this stock or warrants after the Effective Date of this Agreement;

(iii)         any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

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(iv)         any and all claims for violation of any federal, state, or municipal statute; the federal or any state constitution; and/or arising out of any other laws and regulations relating to employment or employment discrimination, including, but not limited to, claims or other legal forms of action arising from any employment of Executive, any claims of harassment or discrimination (for example, on the basis of gender, race, age, national origin, handicap or disability or other protected category) under any federal, state or local law, rule or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, Section 1983 of the Civil Rights Act of 1871, the Age Discrimination In Employment Act, the Equal Pay Act, the Public Employees Relations Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993 (FMLA); the Florida 2 Whistleblowers Act, the Americans With Disabilities Act, Veterans' Reemployment Rights Act, as amended (USERRA), the Florida Civil Rights Act, any claim arising under the Employment Retirement Income Security (“ERISA”) and any other federal or state statutory or common law theory of liability or damages (except for claims for vested benefits under ERISA), Section 806 of the Sarbanes-Oxley Act of 2002, breach of contract, express or implied, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that Executive ever had, now has, may have, may claim to have, or may hereafter have or claim to have, against the Company, from the beginning of time up to and including the Separation Date, unless otherwise provided herein;

(v)         any and all claims for attorneys’ fees and costs that arose up to and including the Effective Date of this Agreement;

(vi)        any and all claims based upon discovered facts in addition to or different from those that any of them now knows or believes to be true, or the claims or other legal forms of action released herein, and Executive fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non- contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts;

(vii)       Executive does not waive any claims as a shareholder of the Company;

(viii)      Executive acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that Executive assumes the risk of any mistake of fact or law on his own behalf. If Executive should subsequently discover that his understanding of the facts or of the law was or is incorrect, Executive shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon Executive according to the terms hereof regardless of any claims of mistake of fact or law; and

(ix)         Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. The Parties agree that that this release set forth in this section shall not apply to claims, causes of actions, or demands that arise after the Release Effective Date of this Agreement; and

(x)          the Company agrees to defend, hold harmless, and indemnify, at its cost, any lawsuit, action, cause of action, claim, or demand for damages (equitable or legal) made by a shareholder of the Company or any other third party against Executive for any action or inaction taken by Executive in connection with the good faith performance of his responsibilities while he was a Chief Operating Officer of the Company, including on an interim basis.

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(b) Release by the Company. The Company, on behalf of itself and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasors”) hereby and forever releases the Executive from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company Releasors may possess against the Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation, any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, except the obligations provided for in this Agreement. The Company represents and warrants that at present it has no knowledge of any conduct by the Executive that would amount to fraud and gross misconduct. The Company Releasors agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. The Company Releasors represent that they have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.                  Acknowledgement of Waiver of Claims. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that (s)he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Section 5 above, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

7.                  Non-Disparagement. Executive and the Company (including its officers, directors and executives) hereby agree that they will not make any remarks or adverse statements to any person or in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs and social networks) about the other Party or the Company’s current officers, directors, and executives that could reasonably be construed as disparaging or defamatory, or to cast the other Party or any of the Company’s current officers, directors, and executives in a negative light, or harm a Party’s or any of the Company’s current officers, directors, and executives current or prospective business plans. Executive and the Company hereby agree and acknowledge that each of the Company’s current officers, directors, and executives are a third party beneficiary of this Section 7 and hereby consents to any such standing with respect to a claim arising out of Executive' s non-disparagement obligations to such Releasee contained in this Section 7. Executive agrees to not cause, induce or encourage any customer, supplier, licensor, investor or shareholder of the Company that was a current customer, supplier, licensor, investor or shareholder at the time of the Effective Date to terminate or modify any such relationship as it relates to the Company’s business.

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8.                  No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

9.                  No Action. Executive affirms as of the date hereof and will reaffirm as of the Separation Date, by executing this Agreement, that he has not filed and will not file any actions or charges, against the Company or the Releasees with any federal, state or local agency. Executive further agrees that, upon payment of the consideration provided in this Agreement, he will not personally recover or attempt to recover monies from the Company or the Releasees regarding the employment or Separation in the future.

10.               Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

(i)	if to Executive, then in entirety to: Melvin Leiner

with a copy to:

c/o Schoeppl Law, P.A.
4651 North Federal Highway
Boca Raton, FL 33431
Attention: Carl F. Schoeppl
Fax: (561) 394-3121

c/o Wenzel Fenton Cabassa, P.A.

1110 N. Florida Ave.

Suite 300

Tampa, FL 33602

Attention: Steven G. Wenzel

Fax: (813) 229-8712

(ii)	if to the Company,

Grom Social Enterprises, Inc.

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

Attn: Chief Executive Officer

with a copy to:

c/o Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, NJ 08830

Attention: Joseph M. Lucosky

Fax: (732) 395-4401

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11.                Internal Revenue Code Section 409A. It is the intent of the Parties that any compensation and benefits payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) or in accordance with any applicable exemption from Section 409A. Unless otherwise provided herein, the Parties acknowledge and agree that all compensation and benefits payable or provided to Executive under Agreement are paid and provided in compliance with Section 409A, and therefore, the Company shall not report any of such compensation or benefits in Box 12 of Executive’s Form W-2 using code “Z.” Notwithstanding anything to the contrary in this Agreement, Executive has been determined to be a "specified employee" within the meaning of Section 409A at the time of Executive's separation from service (other than due to death), therefore, the payments of "nonqualified deferred compensation" subject to Section 409A, that are payable within the first six months following Executive's separation from service, will be paid on the first date of the seventh (7th) month following the date of Executive's separation from service. Notwithstanding anything herein to the contrary, in the event of Executive's death following Executive's separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other deferred compensation payments will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, but shall not exceed the maximum days allotted (e.g. “within sixty (60) days”).

12.               Governing Law. The laws of the State of Florida govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof. The parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the State of Florida and its courts and the courts of the United States of America; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

13.               Interpretation. This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any Party.

14.               Entire Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements and understandings between the Parties and the Company, including the Employment Agreement, whether such agreements or understandings were oral or written, and all of which prior agreements and understandings are hereby definitively terminated and of no further force or effect, unless otherwise provided herein. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Executive covenants and agrees that he will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise against the Releasees or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement or unless otherwise provided for herein.

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15.               Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement, and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

16.               Construction. The headings of sections and paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely, except as otherwise provided for herein. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

17.               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

18.               Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Executive acknowledges and agrees that Company counsel does not represent Executive individually or as an officer or director of the Company. Executive further acknowledges that the only consideration for signing this Agreement is the terms stated in this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; that he is competent to execute this Agreement; that he has been afforded sufficient and reasonable time to consider the Agreement and has been advised in writing and given the opportunity to consult advisors, legal and otherwise, of his own choosing; that the consideration received for executing this Agreement is greater than that ordinarily provided by the Company under any severance plan, policy or practice; and that he fully understands the meaning and intent of this Agreement.

19.               Successors and Assigns. This Agreement shall be assigned to the Company’s successors and assigns, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns. In addition, the Parties agree that the benefits provided to Executive shall survive his death and inure to the benefit of Executive’s estate, heirs, and assigns.

20.               Testimony. Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Sections 4 and 7, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena.

 [Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year indicated below.

GROM SOCIAL ENTERPRISES, INC.

By: ______________________
Name:
Title:
Date: April 22, 2022

GROM SOCIAL, INC.

By: ______________________
Name:
Title:
Date: April 22, 2022

_________________________
MELVIN LEINER, an individual
Date: April 22, 2022

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT

NOT TO SUE. READ CAREFULLY BEFORE SIGNING.

[Signature page to Executive Separation Agreement]

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